                                                                  EXHIBIT 3.1(d)




                                AMENDMENT TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                              PROFITEER CORPORATION

             (NAMED CHANGED HEREIN TO PROFIT FINANCIAL CORPORATION)



                  WHEREAS, there was issued by the Secretary of State a Charter dated February 2, 1979 constituting and creating PROFITEER CORPORATION a corporation organized under the laws of this state with its principal place of business in Salt Lake City, Utah.

                  The undersigned, President and Secretary of PROFITEER CORPORATION hereby certify that ten (10) days notice was given each shareholder by mail or personal contact as required by the Corporation's by-laws, of the meeting of the shareholders which was held on September 10, 1991, which notice stated the time and place of the meeting and the purpose thereof.

                  And further, that the meeting was duly held pursuant to such notice. At the time of the meeting there were 9,623,394 shares outstanding and entitled to vote, 5,622,772 shares present in person or by proxy and that 5,622,772 shares voted in favor of, no shares voting against, amending the Articles of Incorporation as follows:

                  That Article I, be amended and changed to read as follows:

                  Name: the name of the Corporation is PROFIT FINANCIAL CORPORATION. That Article IV, be amended and changed to read as follows:

                  The stock of this corporation is divided into two classes, namely: Common Stock in the amount of 20,000,000 (twenty million) shares of the par value of one cent ($0.01) each, and Preferred Stock in the amount of Five million (5,000,000) shares of the par value of Ten dollars ($10) each.

                  The Common Stock shall be subject to the prior rights of the holders of the Preferred Stock as herein declared, and shall be entitled to such dividends as the board of directors may declare, only out of any surplus or net profits remaining after the payment of the full dividends for any fiscal year on the preferred stock, or after there shall have been set aside from the surplus or net profits a sum sufficient for the payment of full dividends on the preferred stock for such fiscal year.

                  In no event shall any dividend whatever be paid or declared or any distribution made on the common stock, or any other stock hereafter created, of the company other than preferred stock, unless and until full cumulative dividends on the preferred stock for all past quarterly dividend periods shall have been paid, full cumulative dividends as aforesaid on the preferred stock for the then or current quarterly dividend period shall have been paid or a sum sufficient for the payment thereof set apart for such payment, and the surplus of the company available for the declaration and payment of dividends on the preferred stock shall, after paying or making provision for the payment of dividends on the preferred stock as above provided, at least equal ten dollars for each share of the preferred stock then outstanding.

                  And further, your petitioners certify that they have complied in all respects with Sections 16-10-54 through 16-10-60, Utah Code Annotated, 1953 as amended.

                  WHEREFORE, they pray that the Articles of Incorporation of PROFITEER CORPORATION be so amended.

DATED this 10th day of September, 1991.



                                           /s/ David R. Yaman
                                           ------------------------------------
                                           President



                                           /s/ Krista Cafterton
                                           ------------------------------------
                                           Secretary


STATE OF UTAH               )
                            : SS
County of Salt Lake         )

         On this 10th day of September, 1991, before me, a notary public, personally appeared David R. Yeaman and Krista Castleton, known to me to be the persons whose names are subscribed to the within document, and acknowledge that they executed the same.



/s/ Janice Ragsdale
------------------------------
Notary Public




                                       2